Exhibit 99.1

Contact:

Amber Wallace, SVP, Marketing

330.702.8427

awallace@farmersbankgroup.com

Farmers National Bank Announces Retirement of

Frank L. Paden

New college scholarship program named in Paden’s honor

(Canfield, Ohio) (June 29, 2011) - After nearly 40 years of service at Farmers National Bank, Frank L. Paden, former President & CEO and current Executive Chairman of the Board, announces he will retire effective September 30th of this year.

Upon graduation from Hiram College with a degree in economics, Paden began his career with Farmers National Bank in 1974. He served in various capacities and earned a position with the senior management team when he was appointed to Executive Vice President / Senior Loan Officer in 1991. Paden was promoted to President, Secretary and Chief Executive Officer of Farmers National Banc Corp. in March of 1996.

Over the decades, Paden has seen this community bank grow from $43 million in assets to more than $1 billion in assets in the Bank alone. In addition, today Farmers National Banc Corp. also contains a trust company as well as an investment and insurance division.

In July of 2010, Chief Operating Officer John S. Gulas was named President and CEO of Farmers National Banc Corp. and Paden was named as Executive Chairman of the Board and Secretary; positions he holds today and from which he will leave upon his retirement.

“The years of service and commitment Frank has given to Farmers is admirable,” says Gulas. “It’s rare today for someone to spend their whole career with one company, and the fact that Frank invested his entire professional life at Farmers shows his outstanding dedication to our Bank.”

Looking over his career, Paden says, “I always believed our role in the community has been a major contributor to the success and economic growth in the communities we serve. I’ve viewed this relationship as a partnership, one where we had high expectations for each other. This has been a source of personal and professional pride for many years.”

To honor Paden for his service, Farmers National Bank has established an endowed scholarship fund in his name, The Farmers National Bank Frank L. Paden Scholarship Fund. “I’m sincerely honored to be recognized by the bank for this newly established scholarship fund,” Paden says. “Ironically, it was my responsibility back in 1980 to implement a new student loan program (for Farmers). Today, it makes me so proud to see the recipients of those funds now run successful businesses in our community.” The scholarship will be managed in partnership with the Ohio Foundation of Independent Colleges (OFIC).

Frank L. Paden- Career Re-Cap

•	1969- Graduates Chaney High School, Youngstown

•	1973- Graduates Hiram College with degree in economics

•	1974- Begins career at Farmers National Bank as loan teller

•	1978- Promoted to Bank Officer

•	1981-Promoted to Loan Department Manager

•	1991- Named Executive Vice President / Senior Loan Officer

•	1992-Elected to the Board of Directors

•	1996- Named President, Secretary and CEO of Farmers National Banc Corp.

•	2010- Appointed Executive Chairman of the Board and Secretary of the Corporation

About Farmers National Bank

Farmers National Bank is Mahoning Valley’s leading community bank with more than $1 billion in Banking assets and $1 billion in Trust assets. With 18 banking locations and two trust offices throughout Trumbull, Mahoning, Columbiana and Stark counties, Farmers also has a full array of financial services to include Farmers National Investments, Farmers Trust Company and Farmers National Insurance.

Founded in 1887, the Bank has been community-minded and committed to the Valley for more than 124 years. Throughout the recent financial crisis, Farmers has shown great strength by continuing rock-solid business and lending practices that help the individuals and businesses in our communities thrive and survive.

For years to come, Farmers National Bank will continue to strive for innovative solutions for our customers, associates, shareholders and the community.

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